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                                                                    EXHIBIT 3.4b





                     CERTIFICATE OF DESIGNATION OF TERMS OF
            THIRD SERIES S CONVERTIBLE PARTICIPATING PREFERRED STOCK


         Dimensional Visions Group, Ltd. (the "Corporation" or "Company"), a Delaware corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, as amended, hereby certifies that:

                 1. The Board of Directors of the Corporation, pursuant to authority expressly vested in it by the provisions of the Company's Restated Certificate of Incorporation, duly adopted the following resolution creating the third series of the Preference Stock of the Corporation to consist initially of 50,000 shares and fixing the designations, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of such series at a meeting duly held on August 26, 1995:

                 RESOLVED, That pursuant to authority expressly granted to the Board of Directors by the provisions of this Corporation's Certificate of Incorporation, the Board of Directors hereby creates the third series of the Preference Stock of the Corporation to consist initially of 50,000 shares ("Third Series") and hereby fixes the designations, preferences and rights, and qualifications, limitations and restrictions thereof, of the shares of such series (in addition to the designations, preferences and rights, and the qualification, limitations and restrictions thereof, set forth in the Certificate of Incorporation which are applicable to this Corporation's Preference Stock of all series) as follows:

                                  (1) Designation of Series. The Third Series shall be designated by the Series S Convertible Participating Preferred Stock.

                                  (2)  Number of Shares.  The number of shares
                 of the Third Series shall be 50,000, which number from time to time may be increased or decreased (but not below the number of shares of the series then outstanding) by resolution of the Board of Directors of the Corporation.

                                  (3)  Dividends.  Dividends will be paid on
                 the Third Series S Convertible Participating Preferred Stock to the extent that dividends are paid on the Corporation's Common Stock.

                                  (4)  Redemption.  Shares of the Third Series
                 S Convertible Participating Preferred Stock shall not be redeemable.

                                  (5) No Liquidation Preference. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of
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                 shares of the Third Series shall have no liquidation
                 preference over holders of the Corporation's Common Stock. Holders of shares of the Third Series shall participate ratably with holders of the Corporation's Common Stock in the distribution of assets with each share of the Third Series accounting for one hundred (100) shares of the Corporation's Common Stock. Neither the merger nor consolidation of the Corporation with or into any corporation, nor any sale, transfer or lease of all or part of the Corporation's assets, shall be deemed a liquidation of the Corporation within the meaning of this paragraph (5).

                                  (6) Conversion Rights. Any holder of shares of the Third Series may convert any or all such shares into fully paid and non-assessable shares of Common Stock of the Corporation (hereafter called "Common Stock") on the terms, at the times, and in the manner hereinafter set forth.

                                  (a)  Shares of the Third Series may be
                 converted at any time after January 1, 1996, or at such time after October 1, 1995 that the number of shares of the Company's authorized but unissued Common Stock are available to allow 100% conversion of the entire issued and outstanding Third Series S Convertible Participating Preferred Stock, into shares of Common Stock at the rate of one hundred (100) shares of Common Stock for each share of the Third Series, such rate to be subject to adjustment as hereinafter provided.

                                  (b)  Any holders of shares of the Third
                 Series who elects to convert them shall surrender the certificate therefor at the principal office of any Transfer Agent, or the Corporation as the case may be, for such shares, with the form of written notice endorsed on such certificate of his election to convert them completed. If necessary under the circumstances, such certificate shall be endorsed for transfer or accompanied by executed instruments of transfer, together with such other transfer papers as the Transfer Agent may reasonably require. The Corporation or such Transfer Agent, as the case may be, may require, as a condition to the exercise of the conversion privilege, the payment of any transfer tax or other governmental charge (but not any tax payable upon the issue of stock deliverable upon such conversion) that may be imposed upon any transfer incidental or prior to the conversion, or the submission of proper proof that the same has been paid. The conversion privilege shall be deemed to have been exercised, and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued, upon the date the Transfer Agent, or the Corporation as the case may be, receives for conversion the certificate representing such shares with the required terms for conversion satisfied, except that as to any shares of such series which are surrendered for conversion on a date which is less than five business days preceding the date fixed for the determination of holders of Common Stock entitled to receive rights to subscribe for or to purchase shares of Common Stock or other securities of the Corporation convertible to Common Stock, the conversion privilege shall be deemed to have been exercised on the business day next succeeding the date fixed for such determination. Each person entitled to receive the Common Stock issuable upon such conversion shall from the same date be treated as the record holder of such Common Stock, and the person who surrenders such shares for conversion shall on that date cease to be treated as the record holder of the shares surrendered.
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                                  (c)  The Corporation shall not issue in
                 connection with the conversion of shares of the Third Series certificates for a fraction of one share of Common Stock, but in lieu thereof shall pay to any person who would otherwise be entitled thereto an amount of case equal to such fraction multiplied by the Market Price of the Common Stock on the last business day of the week preceding the week in which the conversion privilege was deemed to have been exercised. As used herein, "Market Price" means the last reported sale price regular way on such day or, in case no such reported sale takes place on such day, the reported closing bid price regular way, in either case on the principal national securities exchange on which the Common Stock is then listed or, if not listed on any national securities exchange, the closing bid price in the over-the-counter market as reported by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

                                  (d)  As soon as practicable after the
                 effective date of conversion of any shares of the Third Series, the Corporation shall deliver to the person or persons entitled thereto, at the principal office of the Transfer Agent at which such stock was surrendered for conversion, certificates representing the shares of Common Stock and any cash to which such person or persons shall be entitled on such conversion.

                                  (e)  The conversion rate set forth in
                 subparagraph (a) of this paragraph (6) shall be subject to adjustment as follows:

                                  (i)  if the Corporation subdivides the
                          outstanding shares of its Common Stock into a greater number of shares or combines them into a smaller number of shares, the conversion rate in effect immediately prior to such subdivision or combination shall be proportionately increased or decreased effective at the opening of business on the day following the day upon which such subdivision or combination becomes effective;

                                  (ii)  if the Corporation fixes a record date
                          for the purpose of determining the holders of shares of Common Stock, entitled to receive any dividend in Common Stock, the conversion rate in effect immediately prior to such record date shall be proportionately increased effective at the opening of business on the day following such record date, provided that if for any reason the plan to pay such dividend in Common Stock is legally abandoned before payment, then any adjustment made in the conversion rate by reason of the passage of such record date shall be canceled as of the date the plan is abandoned; and

                                  (iii)  the issuance to all holders of Common
                          Stock of the Corporation of rights to subscribe to Common Stock at a price lower than 90% of the Market Price (defined above) thereof as of the close of business on the last business day of the week preceding such issuance of rights shall be deemed to constitute the payment of a dividend in Common Stock to the holders of shares of Common Stock (and the record date therefore shall be deemed to have been fixed as the date of issuance of such rights) of that number of shares which is determined by dividing the Market Price per share as of such time into the difference between (A) the total Market Price as of such time of the number of shares purchasable upon exercise of such rights and (B) the total offering price of such shares.
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                 (f)  In case of

                                  (i)  any reclassification or change of the
                          Common Stock of the Corporation other than a change in its par value, a change from par value to no par value or case provided for in subparagraph (c) of this paragraph (6), or

                                  (ii)  a merger of consolidation in which the
                          Corporation is not the continuing corporation,

                 provision shall be made so that holders of the Third Series shall thereafter have the right to convert each share thereof into the kind and amount of shares of stock or other securities or property receivable upon such reclassification, change, merger or consolidation by a holder of the number and kind of shares of capital stock of the Corporation into which such shares of the Third Series were convertible immediately prior thereto. In any such case the Board of Directors shall determine the manner in which the adjustments provided for in subparagraph (e) of the paragraph (6) shall thereafter be made.

                          (g) Whenever the conversion rate is required to be adjusted:

                                  (i) the Corporation shall file a certificate setting forth such adjusted conversion rate and the facts upon which the adjustment is based with the Transfer Agents for shares of the Third Series and the Transfer Agents for the Common Stock and thereafter (until further adjusted) the adjusted conversion rate shall be as set forth in such certificate; and

                                   (ii)  the Corporation shall mail notice of
                          such adjusted conversion rate to each holder of shares of the Third Series.

                          (7) Voting Rights. Except as provided below, holders of shares of the Third Series shall have the general power to vote in the election of directors and for all other purposes, on the basis of one hundred (100) votes per share of the Third Series. Holders of shares of the Third Series shall not have the general power to vote on any matters on which they are entitled to vote as a series or as part of the class of Preference Stock, regardless of series.
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2.  This instrument will become effective as of the beginning of business on
    August 28, 1995.

         IN WITNESS WHEREOF, The Company has caused its corporate seal to be hereunto affixed and this certificate to be signed by George S. Smith, its Chief Executive Officer, and attested by Joann Furman, its Secretary/Treasurer, this 28th day of August, 1995.


                                          DIMENSIONAL VISIONS GROUP, LTD.



                                          By /s/ GEORGE S. SMITH
                                          ---------------------------------
                                          George S. Smith
                                          Chief Executive Officer


[CORPORATE SEAL]


Attest:


/s/ JOANN FURMAN
-------------------------
Joann Furman
Secretary/Treasurer